UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2017 (November 9, 2017)

SRC Energy Inc.

(Exact name of registrant as specified in its charter)

COLORADO	001-35245	20-2835920
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

1675 Broadway, Suite 2600

Denver, Colorado 80202

Registrant’s telephone number, including area code: (720) 616-4300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01  Entry into a Material Definitive Agreement.

On November 9, 2017, SRC Energy Inc. (the “Company”), in connection with a registered underwritten public offering of its common stock (the “Offering”), entered into an underwriting agreement (the “Underwriting Agreement”) with the several underwriters named therein (the “Underwriters”), for whom Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as representatives, and pursuant to which the Company agreed to sell 35,000,000 shares of its common stock to the Underwriters at a price of $7.76 per share. In addition, pursuant to the Underwriting Agreement, the Underwriters were granted an option, exercisable within 30 days, to purchase up to an additional 5,250,000 shares of common stock on the same terms and conditions. The option was exercised in full on November 10, 2017, bringing the total number of shares issued in the Offering to 40,250,000.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make due to any such liabilities. The Offering was completed on November 13, 2017.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated by reference into this Item 1.01. The above description is qualified in its entirety by reference to such exhibit.

A copy of the Underwriting Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made solely for purposes of the Offering and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Certain of the Underwriters and their respective affiliates have from time to time provided investment banking, commercial banking and financial advisory services to the Company, for which they have received customary compensation. The Underwriters and their respective affiliates may provide similar services in the future. In particular, certain of the underwriters are acting as initial purchasers in connection with a concurrent private offering of the Company’s senior notes, for which they will receive customary fees. In addition, certain of the Underwriters are parties to the Company’s revolving credit facility as agents, lenders or other roles, and receive customary fees in such roles and may receive a portion of the net proceeds of the Offering used to repay amounts outstanding under the revolving credit facility. Certain of the Underwriters and their affiliates may hold the Company’s existing senior notes and may receive a portion of the proceeds of this Offering used to redeem those notes. Further, from time to time, the Underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s securities or loans, and may do so in the future.

Item 9.01  Financial Statements and Exhibits

See Exhibit Index.

Exhibit Number	Description

1.1

Underwriting Agreement, by and between SRC Energy Inc. and the several underwriters named therein, for whom Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as representatives, dated as of November 9, 2017.

5.1	Opinion of Davis, Graham & Stubbs LLP

23.1	Consent of Davis, Graham & Stubbs LLP (included in Exhibit 5.1)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2017

SRC Energy Inc.

By:	/s/ Lynn A. Peterson
Lynn A. Peterson
President and Chief Executive Officer

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